EXHIBIT 10.1

CAUTION!

The attached DST. Systems, Inc. Directors’ Deferred Fee Plan (originally effective January 1, 1986) has been “grandfathered” under Section 409A of the Internal Revenue Code of 1986, as amended (“Code”). This means that the Plan will not be subject to the requirements of Code Section 409A — as long as the Plan is not “materially modified” (as that phrase is defined by Code Section 409A and guidance thereunder). Thus, the terms of the attached Plan shall not be materially modified, either formally (such as by Plan amendment) or informally (such as by interpretation of Plan provisions). Any attempted modification of the Plan shall be null and void, unless such modification specifically provides that it is intended to be a material modification within the meaning of Code Section 409A and guidance thereunder.

NOTE: Accounts under the Plan are credited with earnings, gains or losses based on predetermined actual investment vehicles as determined by the President and/or Chief Financial Officer of the company from time to time.

DST SYSTEMS, INC.
DIRECTORS’ DEFERRED FEE PLAN
Amended and Restated as of March 30, 1994

Section 1  Establishment

1.1                               Establishment. DST Systems, Inc. (the “Company”) hereby establishes, pursuant to resolution adopted by the Board of Directors of the Company, at a meeting held on the 9th day of October, 1985, a deferred fee plan for members of its Board of Directors, which shall be known as “DST SYSTEMS, INC. DIRECTORS’ DEFERRED FEE PLAN” (the “Plan”).

1.2                               Effective Date. This plan shall become effective on January 1, 1986.

Section 2  Definitions

2.1                               Definitions. Whenever used in the Plan the following terms shall have the meaning set forth below:

(a)                                 The term “Board” means the Board of Directors of the Company.

(b)                                 The term “Director” means a member of the Board of Directors of the Company.

(c)                                  The term “Participant” means a Director or former Director who has an account under the Plan.

(d)                                 The term “Fees” means direct monetary remuneration from the Company due to the Directors for the discharge of their duties as directors, including participation on committees of the Board.

2.2                               Gender and Number. Except when otherwise indicated by the context, any masculine terminology used herein shall also include the feminine gender, and the definition of any term herein in the singular shall also include the plural.

Section 3  Eligibility for Participation

A Director shall be eligible for participation in the Plan and may elect to defer fees to be earned as a Director of the Company in accordance with the provisions of this Plan for a period consisting of any calendar year or years during which he is a member of the Board. In the case of a newly elected Director who was not a Director on the preceding December 31st, he shall become eligible for participation for a period consisting of the balance of the calendar year following such election, and for succeeding calendar years.

Section 4  Election to Defer Fees

4.1                               Procedure for Electing to Defer Fees. On or before December 31st of any calendar year, a Director may elect to become a Participant beginning the following calendar year. Any person elected to fill a vacancy on the Board or a newly created Directorship, who was not a Director on the preceding December 31st, may elect within 10 days of becoming a Director to become a Participant for the balance of the calendar year during which he was elected to the Board.  An election to participate in the Plan shall be effected by the Director submitting a letter so stating to the administrator of the Plan.

4.2                               Effect of Election or Failure to Elect to Participate. Failure to effect a timely election in accordance with the foregoing provisions shall preclude a Director’s participation during the calendar year or portion of the calendar year in question, but shall not preclude the Director from becoming eligible for participation in any subsequent calendar year.

An election to commence participation, made in accordance with the foregoing provision, shall be irrevocable for the immediately ensuing calendar year, or the balance of the current year in the case of a newly elected Director. Such election shall continue in effect with respect to each calendar year thereafter until modified in accordance with subsection 4.4.

4.3                               Amount Deferred. A Director may defer any amount up to 100% of the Fees for the calendar year. If less than 100% of the Fees are deferred, then the amount deferred will be prorated over the payment periods anticipated to be served by the Director during the calendar year, or until the directorship is terminated.

4.4                               Modification of Election. On or before December 31st of each year a Participant may elect, within the limits of subsection 4.3, to increase or decrease the amount of his Fees to be deferred during the ensuing calendar years, and this election shall include the right to terminate the deferral of Fees earned in such ensuing calendar years.

Section 5  Crediting of Fees

5.1                               Participants’ Accounts. The Company shall establish a bookkeeping account (“account”) for each Participant and credit to that account Fees to be deferred hereunder, as of the date such Fees shall be due and payable.

5.2                               Interest on Accounts. Interest shall be credited on an annual basis on the amount of deferred Fees and on the amount of interest previously credited on deferred Fees, then existing according to the bookkeeping account provided for hereinafter. The rate of interest to be so credited shall be determined annually and shall be at a rate equal to the Profit Sharing Rate as hereinafter determined, but in no event less than zero. The Profit Sharing Rate shall be the ratio of Investment Income to Asset Cost, determined as follows: Investment Income shall be the Investment Income as shown on the “Statement of Changes in Net Assets Available For Plan Benefits” in the Report and Financial Statements of the DST Systems, Inc. Profit Sharing Plan as reported on by the Profit Sharing Plan’s independent certified public accountants (“Financial Statements”) for the fiscal year ending in the year immediately prior to the year for which the interest is to be calculated (“Fiscal Year”) and Asset Cost shall be the cost of assets held for investment at the beginning of the Fiscal Year as stated in the Financial Statements. Such interest shall be credited to the account at the end of each calendar year, or, in the event of a distribution pursuant to Section 7, with respect to the portion of interest attributable to the distribution, on the date of the distribution.

5.3                               Acceptance of Transfers. When approved by the Board, funds may be transferred from other sources into the Plan, and funds so transferred shall be treated the same as Fees deferred under the Plan and shall accrue interest in the same manner as deferred Fees.

Section 6  Distribution upon Cessation as Director of the Company

Whenever a Participant ceases to be a Director of the Company, the Board shall exercise its sole discretion in electing one of the following methods of distributing the value of the Participant’s account:

(a) Installment Method. The value of the Participant’s account as of the end of the calendar year in which a Participant ceases to be a Director shall be distributed to the Participant in annual installments over a ten-year period beginning with the first day of the calendar year immediately following the year in which the Participant ceases to be a Director. The interest credited to the Participant’s account pursuant to subsection 5.2 shall be included in the calculation of the value of the Participant’s account for distribution purposes. The value of the Participant’s account shall be divided into ten equal amounts, each such amount being a principal installment. The principal installments shall accrue interest in the same manner as an account pursuant to subsection 5.2. The Company shall distribute to the Participant, annually, one principal installment and all interest accrued on such principal installment, such distributions to continue until all principal installments have been distributed. Upon completion of the distributions provided for above, the Participant’s account shall be closed.

(b) Single Payment Method. The value of the Participant’s account shall be distributed to the Participant in a lump sum within one year after the date upon which the Participant ceases to be a Director. The interest earned on the Participant’s account pursuant to subsection 5.2 shall be included in the calculation of the value of the Participant’s account for distribution purposes. Upon delivery of the lump sum payment provided for above, the Participant’s account shall be closed.

For purposes hereof, a Participant shall be deemed to cease to be a Director of the Company only if the Participant is not a director of, and is not actively being considered for election or re-election as a director of, the Company or any Parent Corporation or Subsidiary Corporation (as such terms are defined in Section 424 of the Internal Revenue Code of 1986, as amended) or of any Subsidiary Corporation of any Parent Corporation.

Section 7  Distribution upon Extraordinary Circumstances

7.1                               Death of Director or Former Director. Upon the death of a Participant, any part or all of the balance of the Participant’s account may, if directed by the Board in its sole discretion, be payable to the Participant’s estate on the first day of the calendar year following the year in which the Participant dies.

7.2                               Financial Hardship of a Participant Caused by a Medical Emergency or Disability. Upon determination by the Board that a Participant, or a Participant’s spouse, children, or any persons for whom the Participant provides the primary means of support, has suffered a medical emergency or disability which has resulted in a financial hardship for the Participant, then the Board may, at its sole discretion, direct that some or all of the Participant’s account be paid to the Participant; provided, that the amount paid to the participant shall not exceed the amount determined by the Board to be necessary to relieve the financial hardship caused by the medical emergency or disability. The Board may require the Participant to provide any expert medical or financial information or opinions that the Board deems necessary to arrive at a determination.

7.3                               Loss of Principal Residence of a Participant. Upon the determination by the Board that a Participant’s principal residence, that being the personal residence at which he spends a majority of his time, has been damaged or destroyed by accident or natural causes, then the Board may, at its sole discretion, direct that some or all of the Participant’s account be paid to the Participant; provided, that the amount paid to the Participant shall not exceed the amount determined by the Board to be necessary to relieve the financial hardship caused by the loss of the principal residence. The Board may require the Participant to provide any expert opinion or financial information that the Board deems necessary to arrive at a determination.

7.4                               Special provisions. Payments made pursuant to this Section 7 during a Section 6(a) ten year distribution shall be deemed to have been made from the last principal installment or installments to be made and the interest credited to such installment or installments. For purposes of Sections 7.2 and 7.3 the Board shall not include the Participant if the Participant is a Director.

Section 8  Dissolution, Liquidation, Merger, Consolidation and Sale of Assets

8.1                               Dissolution or Liquidation of Company. Notwithstanding anything herein to the contrary, upon the dissolution or liquidation of the Company, each Participant who is a Director of the Company on the day preceding the date of the dissolution or liquidation shall be deemed to have ceased to be a Director of the Company on the date preceding such dissolution or liquidation. The accounts of all Participants shall be valued and distributed at the time of such liquidation.

8.2                               Merger, Consolidation, and Sale of Assets. Notwithstanding anything herein to the contrary, in the event that the Company consolidates with, merges into, or transfers all or substantially all of its assets to another corporation (hereinafter referred to as “Successor Corporation”), such Successor Corporation shall assume all obligations under this Plan. Upon such assumption the Board of Directors of the Successor Corporation shall be substituted for the Board in this Plan.

Section 9  Rights of Participants

9.1                               Rights of Participants. No Participant nor any Participant’s estate or heirs shall have any interest in any fund or in any specific asset or assets of the Company by reason of any payments made under the Plan, or by reason of any account maintained for the Participant under the Plan. The Company shall have merely a contractual obligation to make payments when due hereunder and the Company shall not hold any funds in reserve or trust to secure payments hereunder.

No Participant nor any Participant’s estate or heirs may assign, pledge or in any way encumber his interest under the Plan, or any part thereof.

Section 10  Administration

10.1                        Administration. The Board may designate an administrator of the Plan. Absent designation of an administrator by the Board, the Secretary of the Company shall administer the Plan. The Board, or a committee designated by the Board, may from time to time establish rules for the administration of the Plan that are not inconsistent with the provisions of the Plan. The Board may delegate all of its rights, obligations and duties under the Plan to a committee of the Board.

10.2                        Amendment. This Plan may be amended by a favorable vote of two-thirds of the members of the Board who are not Participants in the Plan or, in the event all Directors are Participants, by a favorable vote of a majority of the stockholders present or represented and voting at an annual or special meeting of the stockholders.

10.3                        Termination. The Plan may be terminated at any time by the Board provided that such termination shall not affect the accounts in existence at the time of the termination which accounts shall continue and be distributed as if the Plan had not terminated.